Exhibit 99

Accenture Names John Walsh Group Chief Executive — Communications, Media & Technology, Succeeding Omar Abbosh

NEW YORK; Nov. 1, 2019 — Accenture (NYSE: ACN) has appointed John Walsh as group chief executive — Communications, Media & Technology, effective today. He succeeds Omar Abbosh, who will remain with the company through Feb. 29, 2020.

Walsh is currently senior managing director of Communications, Media & Technology (CMT) in North America, as well as office managing director for Accenture in Northern California. Previously, he was responsible for the company’s CMT business on the West Coast, where he led some of Accenture’s largest client relationships. He also has strong international experience, including helping telecommunications clients in South America scale and modernize their customer care systems, working with clients across Continental Europe to build shared services operating structures, and expanding Accenture’s client portfolio in Canada. In his new role, Walsh will lead the Communications, Media & Technology operating group, which had revenues of $8.8 billion in fiscal 2019 and serves clients in the communications, media, high tech and software & platforms industries. He will join Accenture’s Global Management Committee.

“I am delighted that John will lead our Communications, Media & Technology operating group,” said Julie Sweet, Accenture’s chief executive officer. “Over his 33 years with Accenture, John has played a key role in building our dynamic CMT business in the western U.S. and across North America. John brings to his new position a proven track record of creating value for our clients and our business, as well as a deep commitment to our core values, including the development of our people.

“I also want to recognize and thank Omar for his significant contributions to Accenture during his 30-year career with our company. Before his appointment to lead CMT last year, Omar served as our chief strategy officer for more than three years, and he made an important contribution to our global innovation and investment agenda — including acquisitions — during a period of rapid expansion. Earlier in his career, he distinguished himself in a variety of senior roles in our Resources operating group. On behalf of Accenture, I wish Omar the very best in the future.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 492,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com